Exhibit 10.37
OFFICE LEASE
On This Date September 24, 1999, Lawrence R. Moats Agent and holder of power of direction of the Beneficiary of Trust No. mp-011567, Dated March 16, 1992, With The First Chicago Trust Company of Illinois, as Trustee (herein referred to as “We”, “Us”, “Our”, and “Landlord”) and Royal American Bank, Inc. (herein referred to as “You”, “Your”, “Yours” and “Tenant”) agree as follows: To lease the Premises, defined below, under the following terms:
Basic Terms
Suite No. is 280 in a building known as 625 North Court, Palatine, Illinois, containing approximately 2751 Rentable Square Feet of an office building containing a total rentable area of approximately 24,228 square feet. The term of the Lease shall begin December 1, 1999 and continue through November 30, 2004, with the following monthly installments:
From December 1, 1999 to November 30, 2000 at $3,668.00 Per Month
From December 1, 2000 to November 30, 2001 at $3,760.00 Per Month
From December 1, 2001 to November 30, 2002 at $3,854.00 Per Month
From December 1, 2002 to November 30, 2003 at $3,950.00 Per Month
From December 1, 2003 to November 30, 2004 at $4,049.00 Per Month
Real Estate Tax Stop: Real Estate Taxes paid in 1999.
Operating Expense Stop: 1999 Actual expenses
Security Deposit Amount: None
The Base Rent for a partial month shall be pro-rated on a per diem basis, if the Term begins on other than the first day of a calendar month.
Tenant shall without set-off or deduction on the first day of each and every month of the term stated above pay in advance to the Landlord, at the Landlord’s address shown below, or such other address as Landlord or its agent may from time to time designate in writing, the monthly base rent set forth above and all taxes, assessments, insurance premiums, costs of repairs and replacements, and all other expenses as required by this Lease (except all income, franchise and other purely personal taxes imposed upon Landlord) which shall be assumed and paid by Tenant, except as hereinafter expressly provided to the contrary. This covenant to pay rent shall be independent of all other covenants contained in this Lease.
Real Estate Taxes shall be calculated on a usable square foot basis. Professional fees incurred in controlling or reducing the amount of the Property’s tax assessment or rate will be added to the Tax bill for the purpose of this calculation. Real Estate Tax billings will be made using the year the taxes are payable. We will prepare and submit a billing to You detailing the amount of real estate taxes and Your proportional share, if any, as soon after We receive the tax bill as possible. You will pay these charges within thirty (30) days of that billing. After the first real estate tax billing, You will begin making escrow payments with Your monthly rent in an amount equaling one-twelfth (1/12) of the Your current tax billing.
Utilities will be separately metered to the Tenants specific Suite. You shall be responsible for all direct metered utilities assigned to Your Suite, that is, natural gas and electricity. You shall be responsible for making payments directly to company providing service. Utility Charges Metered to You but not paid by You, which we elect to pay on your behalf shall be billed to You plus interest at the rate of 2% per month plus a $25 administrative charge.
Operating Expenses shall be calculated on a usable square foot basis. Expense items included are utility charges except those individually metered to specific office suites, insurance, wages and related benefits, services, management fees, legal and accounting fees, and all other expenses relating to the protection, preservation, and operation of the Property as determined by generally accepted accounting principles. Expenditures or charges excluded are depreciation on the Building, capital improvements to the Land or Building, principal and interest on mortgage indebtedness, advertising, real estate broker’s leasing commissions, and legal fees for the eviction of other tenants. We will prepare and submit a billing to You detailing the operating expenses and Your proportionate share, if any, as soon after the end of each calendar month as possible. You will pay these charges within thirty (30) days of that billing.
Tenants share of both operating and tax expenses shall be 11.35% based on Your share of the rentable square footage of the building.
Additional Terms
Payments
When You sign this Lease, You will pay to Us, the first month’s rent, plus the Security Deposit. You will pay all subsequent monthly payments without reduction of any kind, in advance, on or before the first day of each month plus Additional Rent that becomes due to Us, in the name specified and sent to the address listed in the “Notices” section of this lease.
Preparation Of Premises
Work to be done on the Premises for Your use and occupation will be according to the Plan labeled Exhibit “A”. All other work will be at Your expense and may not begin without our prior written approval. Before We will consider granting approval for other work, You shall (1) provide plans and specifications in a form satisfactory to Us; (2) obtain all necessary government permits and approvals for construction or work to be performed; (3) provide sworn contractor’s statements and certificates evidencing proper insurance. All additions, modifications or installations shall be approved by Us before You begin work. Our approval will not be unreasonably withheld. If premises are not substantially complete by stated possession date of 12:01 A.M., February 1, 2000, the Landlord shall pay a penalty in the amount of $61.00 per day, for each day thereafter, to the tenant, until the premises are substantially complete.
Possession
Possession shall begin on the day We tender the Premises to You for occupancy. If, on the first day of the Term of this Lease, We do not tender possession of the Premises, You do not have to pay rent until We do tender possession to You. Rent will be prorated on a daily basis. If through Our fault We fail to tender possession of the Premises within sixty (60) days after the beginning of the Term, You may cancel this Lease if you haven’t taken possession by giving Us written notice. Failure to notify Us will continue Your obligation to pay rent for the lease term. If delay in tendering possession to You results from Your failure to agree to plans, specifications or other proposals to remodel Your premises, or failure of others hired by You to complete work, Your obligation to pay rent shall begin on the starting date of Your lease Term.
Use Of Premises
You shall use the Premises only for general offices in complete compliance with all applicable laws, ordinances and government regulations. You must not obstruct or interfere with the rights of other tenants or occupants of the Building.

You must not do anything on or about the Premises which could increase the rate of any insurance policy on the Building. You must comply with our written regulations, issued from time to time, which are uniformly applicable to all tenants.
Landlord’s Services
We will make Our best efforts to maintain the Property and to provide services consistent with a quality office complex. Services include landscaping, snow and ice control common area maintenance, window washing not less than twice per year, office cleaning on a schedule established for this Building, and necessary repairs not caused by Your action. We will not be liable to You for damages resulting from the failure or delay in providing services. The Landlord will not be liable for consequential damages under the term of this lease. You may not reduce Your rent because of Our failure or delay in providing services. Any services requested by You that are different or greater in amount or at different times than the standard service will be billed to You at their full cost.
Late Charges
You will pay a late charge of 2% per month until paid in full on all outstanding Rent and Additional Rent beginning ten (10) days after the date of our written notice and demand for payment of amounts due.
Utilities
You will promptly pay all utility charges for separately metered services directly to the company providing the service.
Repairs & Upkeep
We shall make normal repairs to the Premises. You shall pay for any repairs that are the result of Your abuse or negligence. You shall maintain the interior of the Premises in a neat and orderly manner and comply with all governmental regulations. If You fail to maintain the interior of the Premises or damage or misuse the Premises, We may cancel the Lease and make the necessary repairs and charge that expense to You as Additional Rent plus interest at the rate of 2% per month.
We shall maintain the Building’s exterior walls, windows and roof, walks, drives and parking areas, mechanical and plumbing systems, and interior and exterior common areas except for damages caused by You. We shall not be liable to You for any failure or delay in making repairs. You waive all rights to make repairs at Our expense under any applicable law or regulation unless such law or regulation expressly prohibits such waiver.
Alterations — Improvements
You will not make any alterations or improvements to the Premises without obtaining Our consent in writing. If We consent to the alteration or improvement, You are responsible for the compliance with all building codes and regulations plus the payment of all associated costs. At the termination of this Lease, all alterations and improvements, if not requested by Us, shall be removed by You at Your sole expense and the Premises restored to the original layout and finish treatment specified in Exhibit “A”. You agree to keep the Premises free of all liens arising out of work done by You or on Your behalf or under Your direction. We may pay or take action to remove such liens. You will promptly reimburse Us for all payments made to release any liens and for Our expenses, including reasonable attorney’s fees, as Additional Rent.
Signs
You will not put any signs or lettering on the Land, Building, doors, windows, or other parts of the exterior of the Premises.
Security Deposit
The Security Deposit is security for the faithful performance of Your obligations under this Lease and is not advance rent or a measure of Our damages in the event of Your default. We need not keep the Security Deposit separate from our general funds, and no interest shall be paid to You on these funds. We may use any or all of the Security Deposit for the payment of Rent, Additional Rent, or any other obligation due Us by You. If we apply any portion of the Security Deposit to any of Your obligations, You shall pay to Us the amount applied within five (5) business days of Our notice to You. If You faithfully perform all of Your obligations, We will promptly return the Security Deposit to You shortly after You vacate the Premises at the end of Your Lease term.

Assignment & Subletting
You will not assign or sublet the Premises without Our prior written consent, which will not be unreasonably withheld. We may condition Our reasonable consent upon such terms as We deem in Our best interest.
Casualty
In the event that the Building or Premises are damaged by fire or other casualty, We may choose to terminate this Lease, without further liability to You by giving written notice within sixty (60) days of the date of casualty. Rent and Additional Rent will be prorated to the date of the casualty. If We choose to rebuild the Building or Premises to the conditions existing prior to the casualty, the Lease will remain in full force and effect during restoration. If the Premises are untenantable during restoration, You will not be obligated to pay Rent or Additional Rent from the date of the casualty to the date the Premises are tendered for occupancy. If the Premises are partially damaged, You will be obligated to pay Rent and Additional Rent in proportion to the undamaged floor area.
If We have not completed restoration in one hundred eighty (180) days following the date of the casualty, You may terminate this Lease by giving Us written notice within ten (10) days after the end of the one hundred eighty (180) day period. If You do not exercise this right within the time allowed, You lose the privilege to terminate this Lease.
We will not be required to repair, replace or reimburse You for any of Your property that may have been damaged by the casualty. We will not be liable for any loss or damage You might incur for interruption of Your business, or for delays in completing the restoration, or otherwise.
Insurance
Tenant shall at all times during the Term of this agreement maintain, at its own cost and expense, insurance against claims for personal or bodily injury, death, or property damage resulting from or in connection with Tenant’s use of Premises. Insurance protection must include the following amounts:
(a)	public liability insurance covering both Tenant and Landlord as insureds with terms and in companies satisfactory to Landlord, with limits of not less than $1,000,000 for injury to or death of any one person and $2,000,000 for injury or death to more than one person, in any one occurrence for personal injury, and $300,000 for property damages for any one occurrence, and;

(b)	workmen’s compensation insurance in statutory limits.
Tenant shall prior to the commencement of the Term, furnish to Landlord certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be changed or canceled without at least ten (10) days’ prior written notice to Tenant and Landlord. Tenant shall furnish Landlord ten (10) days prior to the stated expiration date of any such insurance coverage with certificates evidencing that such coverage has been renewed. The aforesaid insurance shall be in such companies and in form substance and amounts (where not stated above) satisfactory to Landlord. The aforesaid insurance shall not be subject to cancellation except after at least thirty (30) days’ prior written notice to Landlord.
Eminent Domain
If any public or quasi-public authority acting under the power of eminent domain takes all the Land, Building or Premises, or We transfer the property in settlement of a threat of the exercise of the power of eminent domain, then this Lease shall terminate as of the date of possession of the condemning authority, and Rent and Additional Rent will be prorated to the date of possession. If less than all of the Land or Building is taken by eminent domain, We may terminate this Lease in Our sole discretion. In either case, notice must be given by whomever desires to terminate the Lease to the other party or parties to this Lease within thirty (30) days after the notice of taking by eminent domain. The Lease will remain in effect until the date of possession of the condemning authority, and Rent and Additional Rent will be prorated to that date. You will have any claim to any award We may receive as a result of this.
Indemnity
You agree to indemnify Us from all claims, costs, damages, and expenses We may suffer or incur, including attorney’s fees, caused, directly or indirectly, by: (1) the conduct or management of the business conducted by You in the Premises; (2) caused directly or indirectly by Your failure to comply with the terms of this Lease; or (3) any act, omission, or negligence committed by You or Your agents, employees, contractors, licensees or other person or persons in or about the Premises whether such persons are doing work for You or not. In the event anyone makes a claim against Us which is included in Your agreement and for which You have agreed to indemnify Us, You will engage and pay for attorneys to defend Us who are acceptable to Us. You release Us from and waive any claims against Us arising out of any repair or accident in or about the Building resulting from Your act or an act of any other tenant or occupant of the Building. In no event shall either party be charged with or liable for any consequential damages of any kind.
Subordination
Your rights under this Lease are subordinate to the rights of the mortgagees and holders of trust deeds against the Land and Building, which now exist or may be placed against the Land and Building in the future. If any mortgagee or trust deed holder forecloses against the Land or Building, You agree to accept the mortgagees, trust deed holder or their assigns as lessor (“attorn”) under the terms of this Lease.
Estoppel Certificate
You agree to execute a certificate concerning Your lease terms, payments made or due, or events of default within ten (10) days of Our request. If You are claiming any defenses to this Lease You must say so in the Estoppel Certificate. The certificate(s) may be delivered to and relied upon by prospective purchasers and mortgagees.
Other Tenants
We shall not be liable for any interference or disturbance by other tenants or third persons nor may You terminate this Lease or reduce Your obligations to pay Rent or Additional Rent by reason of such interference or disturbance.
Default
You are in default if any of the following events occur:
(a)	You fail to pay any sum within five (5) days after written notice that such sum is due;

(b)	You fail to cure any obligation or term of this Lease other than an obligation to pay money within fifteen (15) days of written notice of non-compliance;

(c)	You vacate or abandon any portion of the Premises;

(d)	You fail to vacate the Premises upon termination of this Lease;

(e)	Any petition is filed against or by You in a bankruptcy or other court to delay payment of or to reduce or modify Your debts:

(f)	A custodian, receiver or trustee is appointed to take charge of Your property or business;

(g)	You fail to maintain the Premises as provided in this Lease;

(h)	You fail to follow the reasonable rules or regulations furnished to You and other tenants.
Any failure by Us to enforce any term of this Lease shall not be a waiver of any future default of the same or different terms. Our acceptance of any payment or delay in electing any remedy shall not be a waiver of any default, unless We notify You of a waiver in writing.
Remedies
In the event of any default, We may pursue any one or more of the following remedies, plus all other remedies allowed by law or in equity.
(a)	Terminate the Lease, and You agree to deliver possession of the Premises to Us immediately. We may then recover damages equal to the net present value (using a 6% discount rate) of all payments to be made under this Lease through the end of the term, plus the amounts necessary to make the Premises suitable for sale or rent, plus the cost of performing obligations required of You during the Lease, plus expenses of finding a new tenant, less rents and payments received;

(b)	Terminate Your right to possession of the Premises under the Lease without terminating the Lease, in which case We may, but are not required to, relet the Premises for Your account and upon such terms and conditions as We deem appropriate. You will be liable to Us for the costs to redecorate, remodel, repair, and relet (including broker’s fees), and for attorney’s fees. If the amounts received upon the reletting are insufficient, You will pay Us any deficiency on demand;

(c)	Enter the Premises, with due process of law, to repossess the Premises, to remove You and any others occupying the Premises, and to remove any and all property We might find on the

Premises. This action shall not be a trespass, eviction or forcible entry and detainer. By signing this Lease You waive any right to claim damages for this action, and this action, shall not relinquish any other right We might have.
Any property removed from the Premises may be handled, disposed of, or, at Our option, stored by Us at Your risk, loss and expense. We will not be liable for the value, preservation or safekeeping of the property. After thirty (30) days, We may, at Our option, regard the property as conveyed to Us by a bill of sale, without further payment or credit to You.
Obligation To Pay Expenses
On Our written demand You shall pay all of Our expenses, costs and charges, including fees of attorneys, appraisers, agents and real estate brokers, incurred by Us in any transaction, negotiation, or litigation in which You cause Us to become involved, whether or not legal proceedings result.
Holding Over
In the event that You retain possession of the Premises beyond the Term of this Lease, or after termination of Your right to possession under this Lease, You shall pay on a daily basis 200% of the applicable Rent and Additional Rent plus any damages, including damages incurred by subsequent tenants, arising out of holding possession after termination. We may elect, by giving written notice, to treat holding over as a renewal of this Lease for a period from month to month or for one year, whichever is specified in the notice, at 200% of the Rent and Additional Rent then applicable. Acceptance of money by Us, without a written notice of Our election to renew the Lease, does not give You any rights to renewal or waive Our rights to re-enter and take possession and give notice, at a later time, as specified in this paragraph.
Rights Reserved To Us
Without limiting any other right We may have, We reserve the right to enter the Premises in the exercise of the following (without such re-entry being deemed an eviction or a disturbance of Your use and possession of the Premises):
(a)	Have pass keys to the Premises;

(b)	Make inspections of the Premises and exhibit the Premises, to prospective purchasers, mortgagees and other persons having a legitimate interest in viewing the same;

(c)	Exhibit the Premises to prospective tenants during the last year of the Lease Term;

(d)	Place “For Sale” or “For Rent” signs on the Land or Building;

(e)	Install and maintain signs on the Land and Building or within the common areas;

(f)	Approve the weight, size and location of safes, computers and any other heavy articles to be situated in the Premises by You;

(g)	Exclude or expel any peddler, solicitor or unauthorized person at any time;

(h)	Perform any acts relative to safety, protection or preservation of the Building and all tenants, and during such operations, to take into and through the Building and Premises all materials and equipment required, and to close or suspend temporarily the use of the common areas of the Building. All of the foregoing may be done during normal business hours, except in the event that such work is at Your request or caused by Your negligence or the negligence of Your employees, customers, guests, and invites. In that event, if it shall become necessary to perform such work during other than normal business hours, You shall pay to Us the costs of over-time and other expenses incurred.

(I)	Enter the Premises in the event of an emergency and take necessary action.

(j)	Change the street address of the Building, or change the office numbering system of the Premises.
No act by Us shall be construed as an agreement to terminate this Lease, or an acceptance of surrender of the Premises, unless We give You written notice.

Notices
All notices and demands required or permitted must be in writing and will be effective on the date of hand delivery with receipt, or date of mailing by certified or registered U.S. Mail, postage fully prepaid, or date sent using an overnight package courier, addressed as follows:
625 North Court Building
c/o Moats Office Properties
PO Box 1189
Palatine, IL 60078-1189
Miscellaneous
This Lease and its Exhibits are the entire agreement of the parties and supersedes all prior agreements, understandings, representations and negotiations. All modifications and amendments must be signed by You and Us to be enforceable. If any term of this Lease is unenforceable, void or against public policy, the remaining terms of this Lease shall remain in full force and effect.
This Lease shall be binding on Your and Our successors and assigns.
Right of First Refusal
Tenant shall have the Right of First Refusal of all contiguous space within the building.
Option To Renew
Tenant shall have the option to renew for one (1) five-year period at 90% of the then fair market rental value of similar office space in Palatine, II. Tenant shall provide 180 days written notice prior to expiration of lease to exercise this option.
Landlord shall paint Tenant’s premises at the beginning of the renewal this lease
LANDLORD:
Lawrence R. Moats, Agent for Beneficiaries of
Trust No. MP-011567, With The First Chicago Trust Company of Illinois, as Trustee

By	/s/ [ILLEGIBLE]	Title	Agent

TENANT:
Royal American Bank, Inc.

By	/s/ [ILLEGIBLE]	Title	Vice Chairman

FIRST LEASE AMENDMENT
This Lease Amendment constitutes an amendment of the original Lease Agreement, dated 24thday of September, 1999 made between Lawrence R. Moats, agent and holder of power of direction of the beneficiary of Trust No. MP-011567, Dated March 16, 1992, with the First Chicago Trust Company of Illinois as Trustee (“Landlord”) and Royal American Bank, Inc. (“Tenant”). All terms and Conditions cited in the original Lease Agreement shall apply to this Lease amendment, entered into by the parties defined below, except as specifically modified herein.
On this date, November 12, 2002, Moats Office Properties, Inc. successor agent and holder of power of direction of the Beneficiary of Trust No. MP-011567, Dated March 16, 1992, With The First Chicago Trust Company of Illinois, as Trustee (herein referred to as “We”, “Us”, “Our”, and “Landlord”) and Royal American Bank, Inc. (herein referred to as “You”, “Your”, “Yours” and “Tenant”) agree as follows: To lease the premise defined below under the following terms:
Basic Terms
Suite No. is 280 is modified to contain approximately 3709 Rentable Square Feet in a building known as 625 N. North Court, Palatine, Illinois, of an office building containing a total rentable area of approximately 24,228 square feet. Tenant’s proportionate share of the Building is 15.31% (“Proportionate Share”), or as shall be later adjusted by Landlord based upon the percentage that the Rentable square feet of the Premises bears to the total rentable square feet of the Building. The term of the Lease shall begin December 1, 1999 and continue through November 30, 2006, with the following monthly installments:
From December 15, 2002 to November 30, 2003 at $5,123.00 Per Month
From December 1, 2003 to November 30, 2004 at $5,251.00 Per Month
From December 1, 2004 to November 30, 2005 at $5,382.00 Per Month
From December 1, 2005 to November 30, 2006 at $5,517.00 Per Month
Early Option To Terminate
Tenant shall have a one time right to terminate the last year (December 1, 2005 to November 30, 2006) of this lease by providing Landlord with a minimum 30 days advanced written notification prior to December 1, 2005. If the Tenant does not provide the Landlord with 30 days written notice prior to December 1, 2005 then the Lease will remain in effect for its full term.
See Exhibit “A” for modified floor plan.

LANDLORD	TENANT
Moats Offices Properties, Inc.	Royal American Bank

By	By	/s/ [ILLEGIBLE]

Date	Date	1/16/03

SECOND LEASE AMENDMENT
This Lease Amendment constitutes an amendment of the original Lease Agreement, dated 24th day of September, 1999 and First Lease Amendment, dated November 12,2002 made between Moats Office Properties, Inc. successor agent and holder of power of direction of the beneficiary of Trust No. MP-011567, Dated March 16,1992, with the First Chicago Trust Company of Illinois as Trustee (“Landlord”) and Royal American Bank, Inc. (“Tenant”). All terms and Conditions cited in the original Lease Agreement shall apply to this Lease amendment, entered into by the parties defined below, except as specifically modified herein.
On this date, September 20,2006, Moats Office Properties, Inc. successor agent and holder of power of direction of the Beneficiary of Trust No. MP-011567, Dated March 16,1992, With The First Chicago Trust Company of Illinois, as Trustee (herein referred to as “We”, “Us”, “Our”, and “Landlord”) and Royal American Bank, Inc. (herein referred to as “You”, “Your”, “Yours” and “Tenant”) agree as follows: To lease the premise defined below under the following terms:
Basic Terms
Suite No. is 280 is modified to contain approximately 3709 Rentable Square Feet in a building known as 625 N. North Court, Palatine, Illinois, of an office building containing a total rentable area of approximately 24,228 square feet. Tenant’s proportionate share of the Building is 15.31% (“Proportionate Share”), or as shall be later adjusted by Landlord based upon the percentage that the Rentable square feet of the Premises bears to the total rentable square feet of the Building. The term of the Lease shall begin December 1,2006 and continue through November 30,2007, with the following monthly installments:
From December 1,2006 to November 30,2007 at $5,655.00 Per Month
The Landlord shall have the right to show the space during this lease extension.
All other terms and conditions of the original lease dated September 24,1999 and First Lease Amendment, dated November 12,2002 shall be binding as though the content were included in this Lease amendment except as specifically modified herein.

LANDLORD	TENANT
Moats Offices Properties, Inc.	Midwest Bank a Trust Company Inc.

By	By	/s/ [ILLEGIBLE]

Date	Date	10/4/06